FOR IMMEDIATE RELEASE

INTERACTIVE SYSTEMS WORLDWIDE RECEIVES NASDAQ NOTIFICATION OF NONCOMPLIANCE

WEST PATERSON, NJ (January 25, 2007) — Interactive Systems Worldwide Inc. (NASDAQ: ISWI) today reported that it received a Nasdaq Staff Deficiency letter on January 19, 2007, indicating that the Company fails to comply with the requirements for continued listing set forth in Marketplace Rule 4310(c)(2)(B). This rule requires the Company to have a minimum of $2,500,000 in stockholders’ equity or $35,000,000 market value of listed securities or $500,000 of net income from continuing operations for the most recently completed fiscal year or two of the three most recently completed fiscal years. The Nasdaq letter further states that the Nasdaq Staff is reviewing the Company’s eligibility for continued listing on The Nasdaq Capital Market.

Nasdaq has requested that the Company provide by February 5, 2007, its specific plan to achieve and sustain compliance with all The Nasdaq Capital Market listing requirements, including the time frame for completion of the plan. If, after the conclusion of Nasdaq’s review process, Nasdaq determines that the Company’s plan does not adequately address the issues noted, Nasdaq will provide written notification that the Company’s securities will be delisted. At that time, the Company may appeal Nasdaq’s decision. The Company expects to provide its plan for regaining compliance to Nasdaq by February 5, 2007.

The Company continues to take action to reduce its expenses and to address its liquidity issues while exploring strategic alternatives.

About Interactive Systems Worldwide Inc.

Interactive Systems Worldwide Inc. (Nasdaq: ISWI) has designed, developed and patented a proprietary software system, the SportXction System, which enables play-by-play wagering during the course of live sporting events. ISWI, through its wholly owned subsidiary Global Interactive Gaming (GIG), operates the SportXction® System in the U.K., in conjunction with established media and traditional wagering partners. The system can accept wagers from the Internet, handheld wireless devices, interactive televisions, and standalone kiosks. The system can be used for any live broadcast event worldwide.

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Contacts:

Interactive Systems Worldwide Inc. Bernard Albanese Chief Executive Officer James McDade Chief Financial Officer Phone: 973-256-8181	The Investor Relations Group Katrine Winther-Olesen Investor Relations Phone: 212-825-3210

FORWARD-LOOKING STATEMENTS: The forward-looking statements contained herein are subject to certain risks and uncertainties that could cause actual results to differ materially from those reflected in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's analysis only as of the date hereof. The company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date thereof. Readers should carefully review the risks described in other documents the company files from time to time with the Securities and Exchange Commission, including Annual Reports, Quarterly Reports and Current Reports on Form 8-K.